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                                                                    Exhibit 2.16

                               PURCHASE AGREEMENT

         This Purchase Agreement (the "Agreement") is made as of the 3rd day of July, 2003, by and between Nelnet Loan Services, Inc., a Nebraska Corporation, ("Purchaser") and Union Financial Services, Inc., a Nevada corporation and Packers Service Group, Inc., a Nebraska corporation (individually and collectively "Seller") (collectively referred to as the "Parties" and, individually, as a "Party").

                                    RECITALS

         WHEREAS, each Seller owns 50% of the membership interests in UFS Securities, L.L.C., a Nebraska limited liability company (the "Company"); and

         WHEREAS, Seller desires to transfer to Purchaser Seller's interest in the membership interests in the Company (the "Purchased Membership Interest").

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby expressly acknowledged, the Parties intending to be legally bound agree as follows:

         1.       Description of the Transaction; Terms Thereof.

                  1.1 Transfer of Purchased Membership Interest. At the Closing (as defined in Section 1.2 hereof) and upon the terms and subject to the conditions as set forth herein, Seller shall convey, sell, transfer and deliver to Purchaser the Purchased Membership Interest.

                  1.2 Closing: Closing Date. The closing ("Closing") of the purchase shall occur effective as of August 7,2003 ("Closing Date") or as soon thereafter as the purchase price may be determined as set forth below. The time and location of the Closing shall be determined by agreement among the Parties. The effective date of transfer shall be the Closing Date, provided, however, that all notices and approvals required by applicable law (including but not limited to the NASD) shall have been given prior to the date on which transfer of the Purchased Membership Interest shall be effective.

                  1.3 Purchase Price. At the Closing, Purchaser shall pay to Seller, in immediately available funds, a purchase price in an amount equal to $1,500,000.00, plus book value as of Closing, less any pending cash dividends or other expenditures, of the Company as carried on the unaudited financial statements of Company, when finalized and available. The Purchase Price shall be divided equally between each of the Sellers.

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                  1.4      Delivery of Transfer Documentation. At Closing, or
within fifteen (15) days thereafter, Seller shall deliver duly endorsed transfer documentation representing the transfer of the Purchased Membership Interest to the Purchaser.

         2.       Representations and Warranties.

                  Seller hereby represents and warrants to Purchaser as follows:

                  2.1 Organization. Good Standing. Seller is duly organized and in good standing under the laws of its state of incorporation.

                  2.2 Title to the Purchased Membership Interest. Seller is the record and beneficial owner of the Purchased Membership Interest which is being transferred, free and clear of all liens, claims, security interests, options, charges, pledges and other restrictions or encumbrances of any nature whatsoever. Upon consummation of the transactions contemplated under this Agreement, Purchaser will acquire from each Seller's good and valid title to Seller's 50% interest in the Company clear of all liens, claims, security interests, options, charges, pledges and other restrictions or encumbrances of any nature whatsoever created by Seller.

         3.       Indemnification.

                  3.1 Indemnification by Purchaser. Purchaser agrees to defend, indemnify and hold Seller or its officers, directors, trustees, agents, affiliates, representatives, successors and assigns, harmless from and against any claim, liability, expense, loss or other damage (including reasonable attorneys' fees and expenses), ("Claims") in respect of any and all Claims relating to resulting from any breach or violation of a covenant made in this Agreement by Purchaser, and any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any item to which the foregoing indemnity relates.

                  3.2 Indemnification by Seller. Seller agrees to defend, indemnify and hold the Purchaser and its officers, directors, trustees, agents, representatives, affiliates, successors and assigns, harmless from and against any Claim in respect of any and all Claims relating to or resulting from any breach of a representation or warranty or any violation of a covenant made in this Agreement by Seller, and any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any item to which the foregoing indemnity relates.

                  3.3 Determination of Loss. Indemnification pursuant to this Section 3 shall be payable with respect to any Claim described herein as subject to indemnification upon the happening of the earlier to occur of the following:

                           (a) resolution of such Claim by mutual agreement of the Parties; or

                           (b) the issuance of a final judgment, award, order or other ruling by a court of competent jurisdiction.

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                  3.4      Notification. Each of the Parties will promptly
notify the other Party of the existence or occurrence of any facts or events which give rise to the assertion of any Claim under the provisions of this
Article 3; provided, however, that the failure to so notify the other Party shall not relieve the other Party of its indemnification obligation, except, and only to the extent, that the other Party is actually prejudiced by such failure to notify or delay. If any such Claim is due to a claim of a third party ("Third Party Claim"), the indemnifying party shall, at the election of the indemnified party, promptly and diligently take such actions as may be reasonably required to defend or settle such claim and shall keep the indemnified party advised of the current status thereof. If the indemnifying party assumes the defense of the Third Party Claim, the indemnified party shall, at the indemnifying party's expense, reasonably cooperate with the indemnifying party's defense and the indemnifying parties shall reasonably consider the indemnified party's advice.

         4.       Additional Covenants arid Agreements.

                  4.1 Expenses. Each Party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, but not limited to, the fees, costs and expenses of its own financial consultants, accountants and legal counsel.

                  4.2 Survival of Representations and Warranties. Except as otherwise provided herein, the representations and warranties contained in this Agreement shall survive the Closing Date.

                  4.3 Public Releases. The Parties shall agree with each other as to the form and substance of any press release relating to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures relating hereto; provided, however, that nothing contained herein shall prohibit any party hereto from making any disclosure which it deems necessary in light of applicable laws or regulations, after notice to the other party with the opportunity to comment to the extent that delay of the disclosure is permitted under such laws or regulations.

         5.       Miscellaneous.

                  5.1 Entire Agreement. This Agreement, including the recitals and the Exhibits hereto and thereto, supersede any and all other agreements, oral or written, among the Parties hereto and thereto with respect to the subject matter hereof and thereof, and contain the entire agreement among such Parties with respect to the transactions contemplated hereby and thereby.

                  5.2 Amendments. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all of the Parties hereto.

                  5.3 Successors; Assignment. This Agreement and all of the provisions hereof and thereof shall be binding upon and inure to the benefit of the Parties hereto and thereto and their respective successors and permitted transferees and assignees. Neither this Agreement nor any interest herein may, directly or indirectly, be transferred or assigned by any Party, in whole

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or in part, without the written consent of the other Parties, except either party may assign this Agreement or any portion thereof to any affiliate or shareholder.

                  5.4 Notices. All notices, requests, demands or other instruments which may or are required to be given by either party to the other shall be in writing, and each shall be deemed to have been properly given when served personally on an officer of the party to whom such notice is given or upon expiration of a period of 48 hours from and after the postmark thereof when mailed, postage prepaid, by registered or certified mail, requesting return receipt, by overnight courier, or by telecopy, addressed as follows:

                  If to Seller:

                           Packers Service Group
                           Attention: Jay L. Dunlap
                           3643 South 48th
                           Lincoln, Nebraska 68501-2535
                           Telephone: 402/ 323-1245
                           Facsimile: 402/323-1188

                           Union Financial Services, Inc.
                           Attention: Michael S. Dunlap
                           6801 South 27th Street
                           Lincoln, Nebraska 68512
                           Telephone: 402/323-1131
                           Facsimile: 402/323-1286

                           If to Purchaser:

                                    Nelnet Loan Services, Inc.
                                    Attention: Terry Heimes
                                    121 South 13th, Suite 201
                                    Lincoln, NE 68508

                  Either party may change the address and name of the addressee to which subsequent notices are to be sent to it by notice to the others given as aforesaid, but any such notice of change, if sent by mail, shall not be effective until the fifth day after it is mailed.

                  5.5 Waiver. If any Party expressly waives in writing an unsatisfied condition, representation, warranty, undertaking, covenant or agreement (or portion thereof) set forth herein, the waiving Party shall thereafter be barred from recovering, and thereafter shall not seek to recover, any damages, claims, losses, liabilities or expenses, including, without limitation, legal and other expenses, from the c" r Parties in respect of the matter or matters so waived. Any such waiver shall not constitute a covenant to waive any such matters in the future.

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                  5.6      Severability. If any term or provision of this
Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

                  5.7 Counterparts. This Agreement may be executed in two or more counterparts and by the Parties on separate counterparts, all of which shall be considered one and the same agreement, and each of which shall be deemed an original.

         IN WITNESS WHEREOF, the Parties hereto have caused this Purchase Agreement to be duly entered into as of the date first set forth above.

                                         UNION FINANCIAL SERVICES INC.,
                                         a Nevada corporation

                                  By:    /s/ Stephen F. Butterfield
                                         -------------------------------------
                                  Title: President

                                         PACKERS SERVICE GROUP, INC., a Nebraska
                                         corporation

                                  By:    /s/ D. Jameson
                                         -------------------------------------
                                  Title: Vice President

                                         NELNET LOAN SERVICES, INC., a
                                         Nebraska corporation

                                  By:    /s/ Michael Dunlap
                                         -------------------------------------
                                  Title: President